    As Filed with the Securities and Exchange Commission on August 20, 1998
                                         Registration No. 333-______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ____________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ____________

                             CALLAWAY GOLF COMPANY
             (Exact name of Registrant as specified in its charter)

                              2285 Rutherford Road
                        Carlsbad, California 92008-8815
                    (Address of principal executive offices)

                    California                        95-3797580
          (State or other jurisdiction of             (I.R.S. Employer
          incorporation or organization)              Identification No.)

                       1998 EMPLOYEE STOCK INCENTIVE PLAN
                             1996 STOCK OPTION PLAN
                       1995 EMPLOYEE STOCK INCENTIVE PLAN
                            (Full title of the plan)
                                 _____________

                              Donald H. Dye, Esq.
                     President and Chief Executive Officer
                              2285 Rutherford Road
                        Carlsbad, California 92008-8815
                                 (760) 931-1771
                     (Name, address, and telephone number,
                   including area code, of agent for service)
                                 _____________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                    Proposed                 Proposed
                                                     Maximum                  Maximum
      Title of              Amount                  Offering                 Aggregate                Amount of
    Securities              to be                   Price Per                Offering               Registration
 to be Registered         Registered (1)            Share (2)                Price (2)                   Fee
-----------------------------------------------------------------------------------------------------------------------
   Common Stock,
  $.01 par value
-----------------------------------------------------------------------------------------------------------------------
   Callaway Golf          500,000 shares              $11.97                 $5,985,000                 $1,766
     Company
    1998 Stock
  Incentive Plan
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
   Newly reserved        3,000,000 shares           $11.97             $35,910,000        $10,594
     under the
    1996 Stock
   Option Plan
--------------------------------------------------------------------------------------------------------
   Newly reserved        1,600,000 shares           $11.97             $19,152,000        $ 5,650
     under the
   1995 Employee
   Stock Incentive
       Plan
--------------------------------------------------------------------------------------------------------
      Total:             5,100,000 shares                              $61,047,000        $18,010
--------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, this Registration Statement shall cover, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares of Common Stock as may be issued upon exercise of options granted under such plan as a result of adjustment provisions thereunder.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of Callaway Golf Company Common Stock as reported on August 13, 1998 on the New York Stock Exchange, in respect of options to be granted under the plan.

================================================================================

                                  INTRODUCTION
                                  ------------

          This Registration Statement on Form S-8 is filed by Callaway Golf Company (the "Company") relating to 500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable to employees of the Company under the Callaway Golf Company 1998 Stock Incentive Plan, 3,000,000 additional shares of the Company's Common Stock issuable under the Callaway Golf Company 1996 Stock Option Plan and 1,600,000 additional shares of the Company's Common Stock issuable under the Callaway Golf Company 1995 Employee Stock Incentive Plan.

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS
                     --------------------------------------

ITEM 1.  PLAN INFORMATION

          The Registrant will send or give the documents containing information specified in this Item 1 to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, the Registrant is not filing such documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

          The Registrant will send or give the documents containing information specified in this Item 2 to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, the Registrant is not filing such documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents, which previously have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the latest fiscal year covered by the Annual Report referred to in (a) above;

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 33-53732), including any amendment or report filed for the purpose of updating such description;

          (d) The description of the Company's Rights contained in the Company's Registration Statement on Form 8-A on June 27, 1995, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

          For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Seema L. Nene, Esq., who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an employee of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 317 of the California General Corporation Law (the "CGCL"), the Company is, in certain circumstances, permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions or proceedings (other than an action by or in the right of the Company), by reason of the fact that such persons were or are directors or officers of the Company, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Company is in certain circumstances permitted to indemnify its directors and officers who were or are parties or were threatened to be made parties to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such persons are or were directors or officers of the Company, against expenses actually and reasonably incurred by such persons in connection with the defense or settlement of the action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Company and its shareholders.

          As permitted by the CGCL, the Amended and Restated Articles of Incorporation of the Company provide that the Company is authorized to provide indemnification of its officers and directors for breach of duty to the Company and its shareholders through Bylaw provisions or through agreements with the directors or officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.

          Under Section 204(a)(10) of the CGCL, the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duty to the corporation may be eliminated, except for the liability of a director resulting from acts or omissions involving intentional misconduct or a knowing and culpable violation of the law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith, any transaction from which a director derived an improper personal benefit, acts or omissions showing a reckless disregard for the director's duty, acts or omissions constituting an unexcused pattern of inattention to the director's duty, or the making of an illegal distribution to shareholders or an illegal loan or guaranty.

          As permitted by the CGCL, the Company's Amended and Restated Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

          The Company's Bylaws provide that the Company shall indemnify and hold harmless any person who is or was a director or officer of the Company, or is or was serving at the request of the Board of

Directors of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or other persons serving the Company subject to limitations imposed by applicable law, from and against any expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by applicable law. The Company's Bylaws further provide that the Company shall advance to such persons expenses incurred in defending any proceeding prior to the final disposition thereof to the fullest extent and in the manner permitted by the law.

          The Company's Bylaws provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Company may purchase and maintain insurance on behalf of an agent of the Company against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under such Bylaws.

          The Company has entered into Indemnification Agreements with its outside directors. These Indemnification Agreements require the Company to indemnify each outside director if he or she is or was a party or other participant in any suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (a) the fact that such outside director is or was a director of the Company or any subsidiary, (b) any action or inaction on the part of such outside director while a director of the Company or any subsidiary, and/or (c) the fact that such outside director is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise. The indemnification extends to all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the outside director in connection with such action, suit or proceeding if the outside director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreements require that, to the extent that the outside director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, the Company indemnify such outside director against expenses actually and reasonably incurred by him or her in connection therewith. The Company must further advance, within 30 days of a written request, all expenses incurred by the outside director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the outside director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Under the Indemnification Agreements, the outside directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful.

The Indemnification Agreements also provide that the Company will indemnify the outside directors to the fullest extent permitted by law. Absent the Indemnification Agreements, indemnification that might be made available to outside directors could be changed by amendments to the Company's Amended and Restated Articles of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an outside director (a) with respect to proceedings or claims initiated by the outside director that are not by way of defense (unless authorized by the Board of Directors); (b) with respect to liability for transactions from which the outside director derived an improper personal benefit; (c) if the outside director is determined to have committed acts of active and deliberate dishonesty; (d) for expenses or liabilities that have been paid to the outside director under an insurance policy maintained by the Company or otherwise by any other means; or (e) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.  Description
-----------  -----------

4.1 Restated Articles of Incorporation of the Company (filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 33-85692), and incorporated herein by this reference)

4.2 Certificate of Amendment of Articles of Incorporation of the Company effective February 10, 1995 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by this reference )

4.3          Bylaws of the Company, as amended May 10, 1996

4.4 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Junior Participating Preferred Stock (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by this reference)

4.5 Rights Agreement by and between the Company and Chemical Mellon Shareholder Services, as Rights Agent, dated as of June 21, 1995 (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by this reference)

4.6 Dividend Reinvestment and Stock Purchase Plan (filed as the Prospectus in the Company's Registration Statement on Form S-3 (No. 33-77024), and incorporated herein by this reference)

4.7 Callaway Golf Company 1998 Stock Incentive Plan effective February 18, 1998 (filed as an exhibit to the Company's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by this reference )

4.8 Callaway Golf Company 1996 Stock Option Plan (as amended and restated through April 23, 1998) (filed as an exhibit to the Company's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by this reference)

4.9 Callaway Golf Company 1995 Employee Stock Incentive Plan (as amended and restated through April 22, 1998)

5 Opinion of Seema L. Nene, Esq., Corporate Counsel to the Company, as to the legality of the securities being registered

23.1   1     Consent of Independent Accountants

23.2   2     Consent of Seema L. Nene, Esq. (contained in Exhibit 5 hereto)

24           Power of Attorney (contained on signature page hereto)

ITEM 9.  UNDERTAKINGS.

           (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on August 19, 1998.

                                      CALLAWAY GOLF COMPANY


                                      By:  /s/ DONALD H. DYE
                                          -------------------------------------
                                          Donald H. Dye
                                          President and Chief Executive Officer


                                      By:  /s/ DAVID A. RANE
                                          -------------------------------------
                                          David A. Rane
                                          Executive Vice President,
                                          Administration and Planning, and
                                          Chief Financial Officer


                                 POWER OF ATTORNEY
                                 -----------------

          Each person whose signature appears below constitutes and appoints DONALD H. DYE, DAVID A. RANE AND STEVEN C. McCRACKEN his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                               Title                                 Date
             ---------                               -----                                 ----

Principal Executive Officers
and Directors:

/s/ ELY CALLAWAY                          Founder, Chairman and Chief               August 19, 1998
-----------------------------------         of Advertising, Press &
Ely Callaway                                    Public Relations

/s/ DONALD H. DYE                                President and                      August 19, 1998
-----------------------------------         Chief Executive Officer
Donald H. Dye

Principal Financial and
Accounting Officer:

/s/ DAVID A. RANE                          Executive Vice President,                August 19, 1998
-----------------------------------       Administration and Planning,
David A. Rane                             and Chief Financial Officer


Other Directors:

/s/ WILLIAM C. BAKER                                Director                        August 19, 1998
-----------------------------------
William C. Baker

/s/ VERNON E. JORDAN, JR.                           Director                        August 19, 1998
-----------------------------------
Vernon E. Jordan, Jr.

/s/ BRUCE A. PARKER                                 Director                        August 19, 1998
-----------------------------------
Bruce A. Parker

/s/ FREDERICK R. PORT                               Director                        August 19, 1998
-----------------------------------
Frederick R. Port

/s/ RICHARD ROSENFIELD                              Director                        August 19, 1998
-----------------------------------
Richard Rosenfield

/s/ WILLIAM A. SCHREYER                             Director                        August 19, 1998
-----------------------------------
William A. Schreyer

/s/ CHARLES J. YASH                                 Director                        August 19, 1998
-----------------------------------
Charles J. Yash

                               INDEX TO EXHIBITS
                               -----------------


Exhibit No.  Description
-----------  -----------

  4.1        Restated Articles of Incorporation of the Company.*

  4.2 Certificate of Amendment of Articles of Incorporation of the Company.*

  4.3        Bylaws of the Company (as amended through May 10, 1996).*

  4.4 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Junior Participating Preferred Stock.*

  4.5 Rights Agreement by and between the Company and Chemical Mellon Shareholder Services, as Rights Agent, dated as of June 21, 1995.*

  4.6        Dividend Reinvestment and Stock Purchase Plan.*

  4.7 Callaway Golf Company 1998 Stock Incentive Plan effective February 18, 1998.*

  4.8 Callaway Golf Company 1996 Stock Option Plan (as amended and restated through April 23, 1998).*

  4.9 Callaway Golf Company 1995 Employee Stock Incentive Plan (as amended and restated through April 22, 1998).

  5 Opinion of Seema L. Nene, Esq., Corporate Counsel to the Company, as to the legality of the securities being registered.

  23.1       Consent of Independent Accountants.

  23.2       Consent of Seema L. Nene, Esq. (contained in Exhibit 5 hereto).

  24.1       Power of Attorney (contained on signature page hereof).

  *  Incorporated by reference.